EXHIBIT 23.1



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                              CONSENT OF ATTORNEYS


     Reference is made to the Registration Statement of Synergy Resources Corporation, whereby the Company proposes to sell securities having a maximum value of $250,000,000. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


                                Very truly yours,

                                HART & HART, LLC

                                /s/ William T. Hart

                                William T. Hart



Denver, Colorado
April 5, 2013